Exhibit 99.1
FOR IMMEDIATE RELEASE:
TRUEBLUE REPORTS 2011 THIRD QUARTER RESULTS
TACOMA, WA. – Oct. 26, 2011—TrueBlue, Inc. (NYSE:TBI) today reported revenue for the third quarter of 2011 of $371 million, an increase of 19 percent compared to revenue of $313 million for the third quarter of 2010. Net income for the quarter was $13.9 million, or $0.33 per diluted share, compared to net income of $10.2 million, or $0.23 per diluted share, for the third quarter of 2010.
“We are pleased with our results, particularly the strong revenue growth we delivered this quarter,” said TrueBlue CEO Steve Cooper. “Operating income grew 50 percent compared to the same quarter last year, excluding the impact of non-recurring HIRE Act credits in the third quarter of 2010. This demonstrates the powerful operating leverage that exists in our business.
“TrueBlue's vertical market strategy, including our dedicated sales leaders equipped with expertise in the industries we serve, drove our better-than-expected revenue. We will continue to build on our strong vertical market capabilities to increase value to all of our customers from the local to national level.”
During the quarter and through Oct. 21, TrueBlue purchased approximately 3.4 million shares of its outstanding common stock for $42 million. This brings the total shares purchased for the year to 4.3 million shares for a total of $55 million. Forty-two million dollars remains available to purchase shares under the current program approved by the Board of Directors on July 25, 2011.
For the 13-week fourth quarter of 2011, TrueBlue estimates revenue in the range of $335 million to $345 million, which is growth of about 9 percent compared to the 14-week fourth quarter of 2010. On a comparable week basis, this revenue growth would be about 18 percent. The company also estimates net income per diluted share of $0.12 to $0.17 for the fourth quarter of 2011.
Management will discuss third quarter 2011 results on a conference call at 2 p.m. (PT), today, Wednesday, Oct. 26, 2011. The conference call and a copy of the slides for the call can be accessed on TrueBlue's web site: www.TrueBlueInc.com.
About TrueBlue
TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2010, TrueBlue connected approximately 300,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, aviation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue's website at www.TrueBlueInc.com.
Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the year ended Dec. 31, 2010.  Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts
Derrek Gafford, EVP & CFO
253-680-8214
Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2011	2010	2011	2010
Revenue from services	$371,379	$312,769	$965,857	$837,424
Cost of services	271,528	228,181	710,644	615,882
Gross profit	99,851	84,588	255,213	221,542
Selling, general and administrative expenses	73,235	64,442	206,071	186,926
Depreciation and amortization	4,205	3,874	11,989	11,888
Income from operations	22,411	16,272	37,153	22,728
Interest and other income, net	323	144	798	663
Income before tax expense	22,734	16,416	37,951	23,391
Income tax expense	8,821	6,197	14,724	7,511
Net income	$13,913	$10,219	$23,227	$15,880
Net income per common share:
Basic	$0.33	$0.24	$0.54	$0.37
Diluted	$0.33	$0.23	$0.54	$0.37
Weighted average shares outstanding:
Basic	41,612	43,269	42,813	43,196
Diluted	41,958	43,509	43,176	43,456

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$99,050	$163,153
Accounts receivable, net	174,384	108,692
Other current assets	12,932	21,655
Total current assets	286,366	293,500
Property and equipment, net	54,733	53,958
Restricted cash and investments	136,538	120,067
Other assets, net	91,004	78,941
Total assets	$568,641	$546,466
Liabilities and shareholders’ equity
Current liabilities	$125,837	$85,923
Long-term liabilities	152,215	147,836
Total liabilities	278,052	233,759
Shareholders’ equity	290,589	312,707
Total liabilities and shareholders’ equity	$568,641	$546,466

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	39 Weeks Ended	39 Weeks Ended
	September 30,	September 24,
	2011	2010
Cash flows from operating activities:
Net income	$23,227	$15,880
Adjustments to reconcile net income to net cash:
Depreciation and amortization	11,989	11,888
Provision for doubtful accounts	4,424	5,828
Stock-based compensation	5,583	5,412
Deferred income taxes	899	1,986
Other operating activities	(471)	(141)
Changes in operating assets and liabilities:
Accounts receivable	(70,116)	(34,357)
Income taxes	6,950	1,345
Other assets	1,720	253
Accounts payable and other accrued expenses	19,634	1,489
Accrued wages and benefits	12,033	4,560
Workers' compensation claims reserve	735	83
Other liabilities	(144)	123
Net cash provided by operating activities	16,463	14,349

Cash flows from investing activities:
Capital expenditures	(6,251)	(5,256)
Change in restricted cash and cash equivalents	65,104	6,358
Purchases of restricted investments	(87,768)	—
Maturities of restricted investments	6,193	—
Other	(6,800)	(297)
Net cash (used in) provided by investing activities	(29,522)	805

Cash flows from financing activities:
Purchases and retirement of common stock	(50,143)	—
Net proceeds from sale of stock through options and employee benefit plans	874	755
Common stock repurchases for taxes upon vesting of restricted stock	(1,692)	(1,467)
Payments on debt	(302)	(282)
Other	674	48
Net cash used in financing activities	(50,589)	(946)
Effect of exchange rates on cash	(455)	396
Net change in cash and cash equivalents	(64,103)	14,604
CASH AND CASH EQUIVALENTS, beginning of year	163,153	124,377
CASH AND CASH EQUIVALENTS, end of year	$99,050	$138,981